EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

IntraLase Corp.

We consent to the use in this Amendment No. 5 to the Registration Statement No. 333-116016 of IntraLase Corp. on Form S-1 of our report dated March 29, 2004 (except Note 12 which is as of July 12, 2004), appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated March 29, 2004 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Costa Mesa, California

September 13, 2004